Exhibit 99.3

THE HANOVER INSURANCE GROUP ANNOUNCES

AUTHORIZATION TO REPURCHASE UP TO $100 MILLION OF ITS SHARES

WORCESTER, Mass., October 29, 2007 – The Hanover Insurance Group, Inc. (NYSE: THG) announced today that its board of directors has authorized the company to repurchase up to $100 million of its common stock.

Under the new authorization, the company may repurchase up to $100 million of its common stock from time to time, in amounts, at prices and at such times as the company deems appropriate, subject to market conditions and other considerations. The repurchase authorization does not require the company to purchase any specific number of shares or to make purchases by a certain date.

Additionally, the company expects to establish 10b5-1 trading plans which will allow it flexibility in the repurchase of its shares.

“The recent decision to increase our annual dividend and this share repurchase authorization reflect our confidence in the company’s financial condition and also recognize the long-term potential of the company for future profitable growth,” said Frederick H. Eppinger, chief executive officer of The Hanover Insurance Group. “At the same time, these actions are consistent with our goal of delivering shareholder value.”

Forward-Looking Statements and Non-GAAP Financial Measures

This news release and the previously announced conference call scheduled for Tuesday, October 30th at 10:00 a.m. Eastern Time, contains or may include statements about the company that are not statements of historical fact, including the following: statements regarding the sufficiency of future earnings and cash flows to satisfy the company’s future plans for capital investments and maintaining its balance sheet; statements regarding the company’s commitment to enhance shareholder value and potential for future profitable growth; dividends payable to the company’s shareholders, which may be subject to future increases or decreases; and the repurchase by the company of shares of its common stock from shareholders, including the timing and the duration of prospective share purchases and the amount of capital that may be expended for such share repurchases, which may be subject to change in the future. These statements are, or will be, forward-looking statements as defined by the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements also include, without limitation, expectations, projections, estimates, and similar statements regarding economic conditions and the company and its operations, financial performance, customer demand, and other similar expressions concerning matters that are not historical facts.

The Company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in its business that may affect future performance and that are discussed in readily available documents, including the Company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors”.

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester; Citizens Insurance Company of America, headquartered in Howell, Mich., and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 40 property and casualty insurers in the United States. For more information, please visit www.hanover.com.

CONTACTS:	Investors:	Media:
	Sujata Mutalik	Michael F. Buckley
	(508) 855-3457	(508) 855-3099
	smutalik@hanover.com	mibuckley@hanover.com